Deloitte & Touche LLP

50 Fremont Street                     Telephone:(415)247-4000
San Francisco, California 94105-2230  Facsimile:(415)247-4329


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post Effective Amendment
No. 1 to Registration Statement No. 2-72586, Registration Statement No. 2-60029, Registration Statement No. 33-39089, Registration Statement No. 33-40505, Registration Statement No. 33-54686, Registration Statement No. 33-54688, Registration Statement No. 33-54690, Registration Statement
No. 33-56021 and Registration Statement No. 333-00417 of The Gap, Inc.
on Form S-8 of our report dated February 29, 1996, except for Note A paragraph two, and Note G paragraph seven, as to which the date is April 10, 1996 incorporated by reference in the Annual Report on Form 10-K of The
Gap, Inc. for the fiscal year ended February 3, 1996.

/S/Deloitte & Touche LLP

April 15, 1996